Exhibit 99.1

Farmer Brothers Announces Agreement
To Acquire China Mist Brands, Inc.

Ft. Worth, TX. (GLOBENEWSWIRE)— September 12, 2016 —Farmer Bros. Co. (NASDAQ: FARM) (“Farmer Brothers” or the “Company”), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products announced today that it has entered into an agreement to acquire substantially all the assets of China Mist Brands, Inc. (“China Mist”) for $10.8 million, plus a performance-based payment of $0.5 million if certain sales levels are achieved in the calendar years of 2017 and 2018.

“We believe that China Mist is an excellent strategic fit for Farmer Brothers,” commented Mike Keown, CEO of Farmer Brothers. “The addition of a strong premium tea brand with established consumer appeal, a portfolio of exceptional product offerings and a culture of sustainable practices complements our current brand portfolio. They have a well-established business with national distribution in over 20,000 foodservice locations. Dan Schweiker and John Martinson should be proud of their work building the China Mist brand over the past 34 years as pioneers in the premium tea category. We look forward to welcoming the China Mist management team and employees to the Farmer Brothers business.”

Farmer Brothers plans to operate China Mist as an independent subsidiary. China Mist will continue to operate from its Scottsdale, Arizona offices.

The transaction is expected to close in the second quarter of fiscal 2017 subject to certain closing conditions.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Our product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Ft. Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2015 and has over 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the closing of the proposed acquisition, achievement of the anticipated benefits of the proposed acquisition, the ability of the Company to integrate the proposed acquisition, the risk that any announcements relating to the proposed acquisition could impact the market price of the Company’s common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the parties to retain customers and retain and hire key personnel and maintain relationships with their suppliers, distributors and customers.

Investor Contact:
Isaac N. Johnston, Jr.
(682) 549-6663